Exhibit 99.1

O S H K O S H  C O R P O R A T I O N

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Financial:	Patrick Davidson

Senior Vice President, Investor Relations

920.502.3266

Media:	Jennifer Stiansen

Vice President, Global Branding and Communications

240.500.6485

Oshkosh Corporation to Acquire Hinowa

Builds on Successful 12-Year Partnership with JLG; Broadens Product Portfolio

OSHKOSH, Wis. (November 15, 2022) – Oshkosh Corporation (NYSE: OSK), a leading innovator of mission-critical vehicles and essential equipment, today announced it has entered into a definitive agreement to acquire Hinowa® S.p.A., a privately held international company and leading manufacturer of track-based aerial work platforms, mini dumpers, lift trucks and undercarriages. Once complete, Hinowa will become part of the Oshkosh Access Equipment segment.

“We look forward to welcoming the Hinowa team into the Oshkosh family,” said John Pfeifer, Oshkosh Corporation’s president and chief executive officer. “This acquisition will accelerate our electrification capabilities and provide growth opportunities across core and adjacent markets.”

Hinowa is well-known for its advanced track designs and electrification expertise as an early adopter and leader in lithium-ion battery technology. Hinowa has produced JLG® compact crawler boom lifts since 2010, including electric, hybrid and diesel-powered models.

“We are excited to expand our long-term relationship with Hinowa,” said Frank Nerenhausen, executive vice president Oshkosh Corporation and president, JLG Industries. “Combining our capabilities will enable us to better serve customers and expand our operational footprint in Europe.”

Hinowa was founded in 1987 in Nogara, Italy and today has an approximate 250,000 sq. ft. manufacturing facility and 50,000 sq. ft. parts facility with nearly 230 team members. The company has a long history of innovation, offering a diverse line of premium products for work at height and vegetation management applications.

“We are pleased to join Oshkosh Corporation” said Dante Fracca, founder and owner of Hinowa. “Our successful 12-year relationship with JLG, along with shared core values around culture, safety, productivity and sustainability position us well for the future.”

The Hinowa acquisition supports the Oshkosh accelerated growth strategy. The transaction, which is subject to customary closing conditions, is expected to close within 90-days.

About Oshkosh Corporation

At Oshkosh (NYSE: OSK), we make innovative, mission-critical equipment to help everyday heroes advance communities around the world. Headquartered in Wisconsin, Oshkosh Corporation employs approximately 15,000 team members worldwide, all united behind a common cause: to make a difference in people’s lives. Oshkosh products can be found in more than 150 countries under the brands of JLG®, Pierce®, MAXIMETAL, Oshkosh® Defense, McNeilus®, IMT®, Jerr-Dan®, Frontline™, Oshkosh® Airport Products, London™ and Pratt Miller. For more information, visit oshkoshcorp.com.

®, ™ All brand names referred to in this news release with the exception of Hinowa are trademarks of Oshkosh Corporation or its subsidiary companies.

About JLG

JLG Industries, Inc. is a world-leading designer, manufacturer, and marketer of access equipment. The Company’s diverse product portfolio includes leading brands such as JLG® aerial work platforms; JLG and SkyTrak® telehandlers and rotating telehandlers; and an array of complementary accessories that increase the versatility and efficiency of these products. JLG is an Oshkosh Corporation company [NYSE: OSK]. For more information about JLG Industries, Inc., visit www.jlg.com, or find us on Twitter, Facebook, LinkedIn, Instagram and YouTube.

About Hinowa

Hinowa S.p.A. was founded in 1987 and places its origins on a long family tradition of construction equipment, specializing in manufacturing equipment for working at heights and moving earth, such as aerial platforms, mini dumpers and tracked lift trucks, as well as undercarriages. Hinowa is located in Nogara, in the province of Verona spanning 90,000 square meters, of which 23,000 square meters are covered. For more information about Hinowa S.p.A. please visit hinowa.com.

Forward Looking Statements

This news release contains statements that the Company believes to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact, including, without limitation, statements regarding the Company’s future financial position, business strategy, targets, projected sales, costs, earnings, capital expenditures, debt levels and cash flows, and plans and objectives of management for future operations, are forward-looking statements. When used in this news release, words such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “should,” “project” or “plan” or the negative thereof or variations thereon or similar terminology are generally intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, assumptions, and other factors, some of which are beyond the Company’s control, which could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These factors include the possibility that the parties will fail to satisfy any of the conditions to the proposed transaction; potential negative effects relating to the announcement of the proposed transaction; failure to realize the expected benefits of the transaction; the extent of supply chain and logistics disruptions; the Company’s ability to increase prices or impose surcharges to raise margins or to offset higher input costs, including increased raw material, labor and freight costs; the Company’s ability to attract and retain production labor in a timely manner; the cyclical nature of the Company’s access equipment, commercial and fire & emergency markets, which are particularly impacted by the strength of U.S. and European economies and construction seasons; the Company’s estimates of access equipment demand which, among other factors, is influenced by historical customer buying patterns and rental company fleet replacement strategies; the strength of the U.S. dollar and its impact on Company exports, translation of foreign sales and the cost of purchased materials; the impact of severe weather, war, natural disasters or pandemics that may affect the Company, its suppliers or its customers; risks related to the collectability of receivables, particularly for those businesses with exposure to construction markets; risks associated with international operations and sales, including compliance with the Foreign Corrupt Practices Act; risks that a trade war and related tariffs could reduce the competitiveness of the Company’s products; the Company’s ability to successfully identify, complete and integrate acquisitions and to realize the anticipated benefits associated with the same; and risks related to the Company’s ability to successfully execute on its strategic road map and meet its long-term financial goals. Additional information concerning these and other factors is contained in the Company’s filings with the Securities and Exchange Commission. All forward-looking statements speak only as of the date of this news release. The Company assumes no obligation, and disclaims any obligation, to update information contained in this news release. Investors should be aware that the Company may not update such information until the Company’s next quarterly earnings conference call, if at all.

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